BNY MELLON ETF TRUST II

CERTIFICATE OF DESIGNATION RENAMING BNY Mellon ENHANCED DIVIDEND INCOME ETF

At a meeting duly called and held on September 12, 2024, at which a quorum was present and acting throughout, the Board of Trustees of BNY Mellon ETF Trust II (the “Trust”), pursuant to Article IV of the Declaration of Trust of the Trust, authorized and established the BNY Mellon Enhanced Dividend Income ETF (the “Fund”), a new series of the Trust. At the same meeting, the Board authorized the officers of the Trust to change the name of the Fund, as necessary. Pursuant to such authorization, the undersigned, a Vice President of the Trust, hereby certifies that the name of the Fund is changed as follows:

Old Name of Series BNY Mellon Enhanced Dividend Income ETF	New Name of Series BNY Mellon Enhanced Dividend and Income ETF

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation this 4th day of June, 2025.

BNY MELLON ETF TRUST II

By: /s/ Jeff Prusnofsky

Name: Jeff Prusnofsky

Title:   Vice President

STATE OF NEW YORK )

)       ss:

COUNTY OF NEW YORK )

On this 4 day of June, 2025 before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Sarah S. Kelleher

Notary Public